Exhibit 99.1
Commerce Energy Group, Inc.
1 - 1 - 1
NEWS RELEASE
Commerce Energy Reports Fourth Quarter and Fiscal 2006 Results;
Announces Fiscal 2007 Earnings Guidance
-	Fourth quarter gross profit up 77% over prior year fourth quarter

-	Customer account growth up 10% in 2006 fourth quarter

-	Company forecasts 2007 earnings, with strong customer growth
COSTA MESA, CA - October 30, 2006 - Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today announced results for the fourth quarter and fiscal year ended July 31, 2006.
Fourth Quarter Fiscal 2006 Results
The company reported net income of $651,000, or $0.02 per share, for the fiscal 2006 fourth quarter versus a net loss of $2.4 million, or $0.08 per share, in last year’s fourth quarter. The most recent quarter’s results reflect the benefits of higher gross profit and significantly lower general and administrative expenses, items that more than offset the impact of higher sales and marketing expenses related to the company’s increased customer acquisition initiatives.
“The 2006 fourth quarter marked another period of improved financial performance for Commerce Energy,” said Steven S. Boss, chief executive officer. “Gross profit was up 77% while operating expenses were down 12%, from the fourth quarter of last year. This solid financial performance was achieved on top of excellent results from our customer acquisition efforts, which resulted in 12,000 net customer additions during the fourth quarter of 2006. This marked the first quarter of organic growth in customers served in a number of years. These operational and financial results for the fourth quarter of fiscal 2006 further highlight the impact of our efforts to attain immediate and sustainable growth.”

Net revenues for the fourth quarter of fiscal 2006 totaled $52.3 million, a $13.5 million decrease from the fourth quarter of fiscal 2005, driven primarily by a decrease of $11.7 million in wholesale excess electricity sales and lower natural gas revenues.
Gross profit for the fourth quarter of fiscal 2006 of $8.7 million, comprised of $7.1 million from electricity and $1.6 million from natural gas, was $3.8 million higher than the fourth quarter of fiscal 2005. The higher gross profit for the fourth quarter of fiscal 2006 reflects the impact of lower transmission costs and elimination of lower fixed price sales obligations in Pennsylvania, partly offset by lower retail sales volumes.
Selling and marketing expenses for the three months ended July 31, 2006, increased $800,000 from the comparable quarter last year, reflecting higher telemarketing and advertising costs related to increased customer acquisition initiatives partly offset by lower commission expenses. General and administrative expenses decreased $1.9 million from the comparable quarter of fiscal 2005, reflecting lower legal, corporate and severance costs related to former executives.
2006 Fiscal Year Results
For fiscal 2006, the net loss significantly narrowed to $2.2 million, or $0.07 per share, compared with a net loss of $6.1 million, or $0.20 per share, for the prior fiscal year. Net revenues were $247.1 million, a 3% decrease from the prior year. The decline in net revenues was primarily attributable to a $32.4 million decrease in excess energy sales and lower retail sales volumes in the company’s Pennsylvania and Michigan electricity markets. These decreases were partly offset by the full year impact of the February 2005 acquisition of the ACN Energy Assets. Gross profit was $28.8 million, a slight increase over the prior year. Higher electricity gross profit in Pennsylvania during fiscal 2006 was offset, in comparison, by the impact of a $7.2 million gain in January 2005 from the sale of electricity supply contracts in Pennsylvania.
Selling and marketing expenses for fiscal 2006, were $1.2 million higher than the prior year, due to increased customer acquisition expenses and increased advertising costs partly offset by lower personnel costs. General and administrative expenses for fiscal 2006 decreased $4.6 million from last year, reflecting a decrease of $4.5 million in severance costs related to former executive officers and lower legal, other corporate and bad debt expenses. These expense decreases were offset in part by added direct costs related to the full year impact of the acquired operations of the ACN Energy Assets.

“Our employees deserve significant credit for our solid progress in fiscal 2006,” said Boss. “They refused to let the short-term circumstances of a disappointing second quarter detract from the pursuit of our immediate and long-term growth initiatives. We are aligned across the company to achieve one clear goal – strong, profitable customer growth.”
Liquidity
At July 31, 2006, the company had unrestricted cash and cash equivalents of $22.9 million and no debt. Credit terms from energy suppliers often require the company to post collateral against its energy purchases and against its credit exposure under forward supply contracts. Historically, any such collateral obligations were funded with available cash. As of July 31, 2006, the company had $19.6 million of restricted cash and cash equivalents and deposits, comprised of $10.0 million pursuant to the terms of its three-year credit facility, $7.1 million to secure letters of credit and $2.5 million pledged as collateral principally in connection with regulatory operating requirements.
Subsequent to the close of the fiscal year, the company announced it completed the acquisition of approximately 300 commercial and industrial natural gas customer accounts from Houston Energy Services Company (HESCO) at a purchase price of approximately $4.0 million. Boss said, “We expect this transaction to triple the size of our natural gas sales volumes, increase our annual natural gas revenues nearly $100 million and be immediately accretive to our fiscal 2007 operating results.”
2007 Earnings Outlook
Commerce Energy said it expects net income for fiscal 2007 to be in the range of $600,000 to $2.1 million, or $.02 to $.07 per share, with an estimated 50% increase in year-over-year customer growth.
“As highlighted in our 2007 earnings guidance, we are positioned to take advantage of substantial market opportunities and are confident in our future prospects,” said Boss.

Conference Call and Webcast
Commerce Energy will hold a conference call to discuss financial results today at 5 p.m. ET (2 p.m. PT).
The call will be available to all interested parties through a live audio webcast at www.CommerceEnergy.com and www.earnings.com. Please go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the conference call will be archived and available at www.CommerceEnergy.com for one year. A telephonic replay will be available through November 6, 2006, and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback Passcode 61199468.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy is publicly traded on the American Stock Exchange (AMEX) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.
Commerce Energy, Inc currently operates in 12 states and serves more than 137,000 customers. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies.
For nearly a decade, customers have relied on Commerce Energy to deliver competitive pricing, innovative product offerings and personalized customer care in addition to quality gas and electric services.
Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For more information, visit www.CommerceEnergy.com.
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Contacts:	Commerce Energy Group, Inc.	PondelWilkinson Inc.
	Linda Ames	Robert Jaffe/Angie Chen
	Corporate Communications	310-279-5980
	714- 259-2539	rjaffe@pondel.com
	lames@CommerceEnergy.com	achen@pondel.com
Forward Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss and earnings guidance for fiscal 2007, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements in this new release, whether express or implied, including, but not limited to, future natural gas consumption and related sales volumes from acquired customers in the HESCO transaction, expected annual revenues from the acquired accounts in the HESCO transaction, and whether the HESCO transaction is expected to be accretive, are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: higher than expected attrition of, and/or unforeseen operating difficulties relating to, the HESCO acquired accounts, the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

Commerce Energy Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended July 31,		Year Ended July 31,
	2006	2005	2006	2005
	(In thousands)
Net revenues	$52,303	$65,831	$247,080	$253,853
Direct energy costs	43,625	60,930	218,289	225,671

Gross profit	8,678	4,901	28,791	28,182
Selling and marketing expenses	1,885	1,095	5,231	4,081
General and administrative expenses	6,572	8,475	26,939	31,504

Income (loss) from operations	221	(4,669)	(3,379)	(7,403)
Other income and expenses:
Initial formation litigation expenses	—	—	—	(1,601)
Gain (loss) on investment in Summit	—	2,000	—	2,000
Interest income, net	430	264	1,140	890

Net Income (loss)	$651	$(2,405)	$(2,239)	$(6,114)

Income (loss) per common share:
Basic and diluted	$0.02	$(0.08)	$(0.07)	$(0.20)

Weighted-average shares outstanding:
Basic	29,604	31,435	30,419	30,946

Diluted	29,623	31,435	30,419	30,946

Volume and Customer Count Data
	Three Months Ended July 31,		Year Ended July 31,
	2006	2005	2006	2005
Electric – Megawatt hour (MWh)	423,000	553,000	1,767,000	2,631,000
Natural Gas – Dekatherms (DTH)	657,000	658,000	5,142,000	2,484,000
Customer Count	137,000	140,000	137,000	140,000
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31, 2006	July 31, 2005
	(In thousands)
Assets
Cash and cash equivalents	$22,941	$33,344
Accounts receivable, net	30,650	27,843
Inventory	4,578	4,561
Prepaid expenses and other current	6,827	3,542

Total current assets	64,996	69,290
Restricted cash and cash equivalents	17,117	8,222
Deposits	2,506	11,347
Property and equipment, net	5,866	2,007
Goodwill, intangible and other assets	8,591	11,766

Total assets	$99,076	$102,632

Liabilities and stockholders’ equity
Accounts payable	$26,876	$25,625
Accrued liabilities	5,867	6,946

Total current liabilities	32,743	32,571
Total stockholders’ equity	66,333	70,061

Total liabilities and stockholders’ equity	$99,076	$102,632